EXHIBIT 99.1

[GRAPHIC OMITTED]

          Contact:
          Brian P. Gill                        Robert J. Hugin
          Senior VP and CFO                    Director of PR/IR
          Celgene Corporation                  Celgene Corporation
          (732) 271-4102                       (732) 652-4530


               CELGENE ANNOUNCES PLANS TO STOP PHASE III TRIALS IN
                        MELANOMA DUE TO LACK OF EFFICACY


WARREN, NJ - (April 28, 2004) - Celgene Corporation (NASDAQ: CELG) today announced that it plans to stop its pivotal Phase III REVLIMID(R) trial based on the verbal recommendation of the Data Monitoring Committee (DMC). The DMC yesterday afternoon reviewed the unblinded interim results of our Phase III monotherapy REVLIMID melanoma trials and has determined that the trials would not demonstrate a statistically significant treatment effect and therefore recommended based on stopping rules that we halt the trials. We have accepted this recommendation and following formal notification and review of the analysis, physicians and patients will be advised of this information.

The results of this later stage monotherapy trial do not effect our development plan or timelines for other indications such as myelodysplastic syndromes, myeloma and other solid tumors for which this agent is being or planned to be investigated, these include; prostate cancer, non-small cell lung cancer, pancreatic cancer, ovarian cancer and renal cell carcinoma. We are also planning combination trials in melanoma. Importantly this drug was generally well tolerated in these advanced cancer patients.

Celgene will host a conference call today April 28, 2004 at 9:30 a.m. EDT. The conference call will be available by webcast at www.celgene.com. The dial-in number for the conference call is 877-875-8143. An audio replay of the call will be available from noon EDT April 28, 2004 until midnight EDT May 5, 2004. To access the replay, dial 1-800-642-1687 and enter Reservation Number 7164132.

ABOUT CELGENE:
Celgene Corporation, headquartered in Warren, New Jersey, is an integrated biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

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